Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Joe McGurk - Sloane & Company
	408-519-9677	212-446-1874
	dnueman@tivo.com	jmcgurk@sloanepr.com
TIVO REPORTS RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2015

•	Record Service and Software & Technology revenue of $99.1 million, an increase of 14% year-over-year, exceeding guidance

•	MSO service revenue growth accelerated, up approximately 48% year-over-year; driven by a 32% year-over-year increase in MSO subscriptions

•	Adjusted EBITDA of $32.4 million, exceeding guidance

•	GAAP Net Income was $8.3 million; Non-GAAP Net Income grew 28% year-over-year to $11.9 million

•	Total TiVo subscriptions now over six million

•	TiVo-Owned gross additions of 37,000 were up 37% year-over-year; 8th straight quarter of double-digit growth

•	Signed new distribution deals with the National Cable Television Cooperative (NCTC) and recently announced Wide Open West (WOW!)

•	TiVo’s recently acquired emerging market offering, Cubiware, performing ahead of expectations and recently announced deals with Global Satellite (Philippines) and SuperCanal (Argentina)

•	Announced software for a non-CableCARD hybrid set-top box for cable operators that will enable quicker and broader deployments of the TiVo service

•	TiVo Research, TiVo’s audience research and data analytics company, announced several new deals, including with Viacom, Quantcast, Ninth Decimal, and Simulmedia

•	TiVo files patent infringement action against Samsung

SAN JOSE, CA - September 8, 2015 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the second quarter ended July 31, 2015.

Tom Rogers, President and CEO of TiVo, said, “We executed well in the second quarter, delivering revenue and Adjusted EBITDA ahead of guidance, including a 48% year-over-year growth in MSO service revenue. Additionally, we continued to see progress in our retail business with a 37% year-over-year increase in TiVo-Owned gross additions. We also established new distribution relationships and expanded existing ones, including beginning the rollout within Vodafone Spain’s (ONO) IPTV footprint and new agreements with WOW!, the ninth largest cable TV provider in the U.S., and the NCTC. We believe our success in the first half of the year positions us nicely to drive strong operating and financial results for the remainder of the year."

For the second quarter, service and software & technology revenues were $99.1 million. This compared to guidance in the range of $94 million to $97 million, and $86.6 million for the same quarter last year. TiVo reported Adjusted EBITDA of $32.4 million, compared to Adjusted EBITDA guidance of $29 million to $32 million, and compared to Adjusted EBITDA of $29.9 million in the same quarter last year. Net Income was $8.3 million, compared to guidance of $7 million to $10 million, and $9.3 million in the same quarter last year, which did not include $3.5 million consisting of $1.7 million of non-cash amortization and transfer tax expenses from the Cubiware acquisition and tax adjusted interest of $1.8 million from our 2% convertible notes issued in September 2014. Excluding these items, Non-GAAP Net Income grew 28% to $11.9 million compared to the year ago quarter.

Rogers continued, “Our relationships with operator partners continue to strengthen and contribute to our strong financial results. We posted accelerating year-over-year MSO service revenue growth and MSO subscriptions now stand at more than five million, an increase of 32% over last year.

“In terms of existing relationships, our international distribution partners contributed nicely to the 284,000 MSO subscription additions we posted in the quarter. More specifically, we benefited from Vodafone Spain’s efforts to significantly market its television offering including TiVo as a bundled package to mobile customers and believe our recently completed project with Vodafone to provide full IPTV capability, enabling Vodafone to expand its TiVo solution to its FTTH (fiber to the home) footprint in addition to the ONO cable network will continue our momentum in Spain. In the UK, there are now close to three million TiVo subscriptions and we continue to see opportunities in the UK as Liberty Global/Virgin Media executes on Project Lightning, its effort to expand its network to an additional four million homes and businesses.

“Also on the international front, our recent acquisition of Cubiware, a software and user interface provider to mid-size and smaller operators, including those in developing and emerging markets, is exceeding our expectations and recently announced new deals with Global Satellite in the Philippines and SuperCanal in Argentina, growing TiVo’s relationships to over 40 operators in 25 countries. We continue to be excited about the opportunity that Cubiware presents for TiVo, which significantly expands our international presence and enables us to address a larger portion of the global Pay TV market, which is expected to grow to over one billion subscribers by 2020 per ABI Research.

“In North America, we had another strong quarter with MSO cable subscription additions growing 56% year-over-year and representing approximately half of our 284,000 MSO cable subscription additions in the quarter. Importantly, subscriptions in the U.S. typically have higher associated ARPUs compared to those associated with our international distribution partners.

“We also announced a new next generation non-DVR software initiative this quarter to specifically meet operators’ demands for low-cost replacement of outdated set-top boxes that provides access to traditional linear channels, video-on-demand and streaming content all in one experience and with the flexibility to operate as a standalone HD set-top, a thin client, an IPTV box or in conjunction with a network DVR. This new software will enable quicker and broader deployments of the TiVo service for both existing and potential new operator partners.

“This kind of innovation is why WOW!, a top 10 cable operator serving nearly 800,000 customers, recently announced plans to deploy TiVo’s software solutions across mobile, web and a new low-cost,

Hybrid HD set-top box incorporating TiVo’s software that can handle both traditional and broadband video without the use of a CableCARD.

“We also announced a distribution deal with the National Cable Television Cooperative (NCTC), a meaningful player that provides 850 mid-tier cable operators that reach approximately 10 million homes giving access to programming networks and technology companies and products. This is a tremendous opportunity for us to reach more of NCTC’s members with whom we don’t yet have distribution that we estimate covers approximately four million homes. We believe that this will help us further penetrate the North American mid-tier market, where we have significant momentum and high ARPUs.

“In our Digitalsmiths business, product and services revenue grew 65% year-over-year as our video discovery platform, which does business with operators covering over 65 million homes, continued to gain traction with existing operator partners such as Time Warner Cable, DISH, and Brighthouse.

“We also continue to see improving subscription dynamics in our TiVo-Owned business, highlighted by an increase of 37% in gross additions for the quarter, making this the eighth straight quarter with double-digit growth. This was driven by our whole-home pricing with TiVo Mini, continued product innovation as well as the introduction of our TiVo OTA product. We believe that the trends we are seeing in this business will continue as we launch new products, and given the value many consumers are placing on the TiVo multi-screen advanced television proposition.

"Further, we recently signed an agreement with Sinclair Broadcasting Group, whereby TiVo Roamio OTA will be marketed on local television channels in three Sinclair markets in exchange for modest economics on new TiVo Roamio OTA subscriptions in those markets. This will be an opportunity to partner with broadcasters as they also navigate the best way for them to deal with driving relationships with viewers opting not to take an operator bundle, and the resulting financial impact to the stations of those users' decisions.

“Moving to our research efforts, the advertising industry is coming under siege as audiences migrate to platforms supported by subscriptions and other viewing models. In this new ecosystem, the advertising industry must adopt new methods to buy and sell inventory and create value as the fragmentation of audiences become a bigger challenge. Audience targeting and the ability to charge a premium for delivering those audiences is front and center for all the players.

“We are announcing today a number of deals TiVo Research has done which indicate its growing value to the advertising industry. Big Media companies, such as Viacom will be working with TiVo research to understand those audiences and improve targeting for advertisers. Digital and Mobile Audience Intelligence platforms from companies like Quantcast and Ninth Decimal will be leveraging TiVo’s data to target television audiences and measure effectiveness for online and mobile advertising. Advertising agencies like Assembly and advertising networks such as Simulmedia will be measuring and evaluating audience delivery through strategic relationships with TiVo Research. We believe these deals demonstrate momentum in how leading players in various vertical markets are beginning to work with TiVo Research to enhance their services and raise the value provided to their clients.

“Finally, this morning we filed a patent infringement suit against Samsung in the Eastern District of Texas. Our complaint asserts four patents, including the ‘389 Time Warp patent and the '195 Trick Play patent, both of which we have litigated before. Our complaint also asserts two patents that are related to the ‘389 patent but have expiration dates further into the future. Today’s action should help address one of the questions regarding the value, breadth, and applicability of TiVo’s IP portfolio post the 2018 expiration of the ‘389 patent."

Rogers concluded, “We performed very well in the second quarter, delivering strong financial results, growing our existing subscription base, signing new distribution agreements, and driving new innovation. Our MSO business accelerated, Digitalsmiths and Cubiware are performing well, and we are making progress with our programmatic data and targeted advertising efforts, which, when these trends are combined with the improving prospects of our TiVo-Owned business and intellectual property efforts, we believe the stage is set for strong financial and operating performance in the quarters to come.”

Management Provides Financial Guidance

For the third quarter of Fiscal Year 2016, TiVo anticipates service and software & technology revenues in the range of $100 million to $103 million.

TiVo expects Adjusted EBITDA, excluding litigation expense, to be in the range of $28 million to $31 million and Net Income to be in the range of $5 million to $7 million.

Included in the third quarter Adjusted EBITDA excluding litigation expense and Net Income guidance is approximately $5 million of increased TiVo-Owned subscription acquisition spend as we both market a new product, which will be launching in the third quarter, and anticipate increased hardware loss from higher unit sales.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to Net Income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter ended July 31, 2015 financial and operating results as well as guidance outlook for the third quarter at 2:00 pm PT (5:00 pm ET), today, September 8, 2015. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 10417620). The Webcast will be archived and available through September 22, 2015 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 10417620.

About TiVo Inc.

TiVo Inc. (NASDAQ: TIVO) is a global leader in next-generation television services. With global headquarters in San Jose, CA and offices in New York, NY, Boston, MA, Durham, NC, and Warsaw, Poland, TiVo's innovative cloud-based Software-as-a-Service solutions enable viewers to consume content across multiple screens in and out-of-the home. The TiVo solution provides an all-in-one approach for navigating the 'content chaos' by seamlessly combining live, recorded, on-demand and over-the-top television into one intuitive user interface. The TiVo experience provides TV viewers with simple universal search, discovery, viewing and recording from a variety of devices, creating the ultimate viewing experience. TiVo products and services are available at retail or through a growing number of Pay TV operators world-wide. TiVo's multiple subsidiary companies provide the broader television industry and consumer electronics manufacturers with cloud-based video discovery and recommendation options, interactive advertising solutions and audience research and measurement services. More information at: www.TiVo.com.

TiVo and the TiVo logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), future product developments and expected future benefits of such products such as TiVo’s expectation that its new software for a non-CableCARD hybrid set-top box will enable quicker and faster deployments with operators, future TiVo deployments with operators such as WOW! and members of NCTC, the size of the global Pay TV market in 2020, financial guidance for TiVo's third quarter and full fiscal year ending January 31, 2016, future growth in TiVo's overall subscription base including both TiVo-Owned and MSO subscriptions, future growth in TiVo’s retail business, future revenues, products, and distribution deals from Digitalsmiths, future revenues and growth from TiVo audience research and measurements products and services, the future value of TiVo's IP, and future expansion of TiVo’s products to emerging markets and to new product categories for MSO customers through the acquisition of Cubiware. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended April 30, 2015, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Revenues
Service and software revenues	43,098	36,909	82,947	72,804
Technology revenues	55,998	49,717	108,569	99,823
Hardware revenues	20,358	25,232	42,672	46,290
Net revenues	119,454	111,858	234,188	218,917
Cost of revenues
Cost of service and software revenues	15,171	13,750	30,610	27,600
Cost of technology revenues	8,710	5,669	14,846	10,213
Cost of hardware revenues	20,185	22,524	42,756	42,288
Total cost of revenues	44,066	41,943	88,212	80,101
Gross margin	75,388	69,915	145,976	138,816
Research and development	26,309	25,051	51,323	51,398
Sales and marketing	11,930	10,284	22,871	20,599
Sales and marketing, subscription acquisition costs	1,117	1,212	2,808	2,717
General and administrative	15,880	15,760	30,702	31,114
Total operating expenses	55,236	52,307	107,704	105,828
Income from operations	20,152	17,608	38,272	32,988
Interest income	953	964	1,838	2,108
Interest expense and other expense, net	(5,044)	(1,966)	(9,878)	(3,942)
Income before income taxes	16,061	16,606	30,232	31,154
Provision for income taxes	(7,722)	(7,299)	(14,014)	(13,723)
Net income	$8,339	$9,307	$16,218	$17,431

Net income per common share
Basic	$0.09	$0.08	$0.18	$0.16
Diluted	$0.09	$0.08	$0.17	$0.15

Income for purposes of computing net income per share:
Basic	$8,339	$9,307	$16,218	$17,431
Diluted	$9,595	$10,545	$18,729	$19,907

Weighted average common and common equivalent shares:
Basic	92,382,999	110,036,235	92,139,957	111,708,956
Diluted	110,381,018	129,249,175	111,442,972	131,533,268

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	July 31, 2015	January 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$173,033	$178,217
Short-term investments	539,990	564,744
Accounts receivable, net of allowance for doubtful accounts of $823 and $647, respectively	46,775	40,184
Inventories	17,430	20,341
Deferred cost of technology revenues, current	4,881	5,076
Deferred tax asset, current	42,308	55,787
Prepaid expenses and other, current	12,867	13,851
Total current assets	837,284	878,200
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $52,471 and $52,021, respectively	12,538	11,854
Intangible assets, net of accumulated amortization of $36,021 and $31,277, respectively	64,183	51,810
Deferred cost of technology revenues, long-term	13,428	15,016
Goodwill	109,617	99,364
Deferred tax asset, long-term	114,486	114,486
Prepaid expenses and other, long-term	10,645	6,791
Total long-term assets	324,897	299,321
Total assets	$1,162,181	$1,177,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$23,272	$29,359
Accrued liabilities	41,451	54,431
Deferred revenue, current	175,272	175,503
Convertible senior notes, current	172,500	—
Total current liabilities	412,495	259,293
LONG-TERM LIABILITIES
Deferred revenue, long-term	233,172	255,816
Convertible senior notes, long-term	183,167	352,562
Deferred tax liability, long-term	2,977	—
Other long-term liabilities	10,178	537
Total long-term liabilities	429,494	608,915
Total liabilities	841,989	868,208
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 143,079,906 and 138,577,153, respectively, and outstanding shares are 98,040,609 and 96,221,867, respectively	142	138
Treasury stock, at cost: 45,039,297 and 42,355,286 shares, respectively	(543,707)	(514,853)
Additional paid-in capital	1,228,466	1,203,722
Accumulated deficit	(363,462)	(379,680)
Accumulated other comprehensive income (loss)	(1,247)	(14)
Total stockholders’ equity	320,192	309,313
Total liabilities and stockholders’ equity	$1,162,181	$1,177,521

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended July 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,218	$17,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment and intangibles	8,132	6,760
Stock-based compensation expense	14,206	17,029
Amortization of discounts and premiums on investments	3,171	5,903
Change in fair value of purchase consideration	256	—
Deferred income taxes	12,917	(1,189)
Amortization of debt issuance costs and debt discount	3,937	480
Excess tax benefits from employee stock-based compensation	—	(7,468)
Allowance for doubtful accounts	80	131
Changes in assets and liabilities:
Accounts receivable	(5,017)	2,956
Inventories	2,911	5,801
Deferred cost of technology revenues	1,544	4,299
Prepaid expenses and other	1,103	(631)
Accounts payable	(6,896)	(4,654)
Accrued liabilities	(12,915)	(9,014)
Deferred revenue	(22,871)	(23,624)
Other long-term liabilities	(147)	(110)
Net cash provided by operating activities	$16,629	$14,100
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(214,027)	(348,720)
Sales or maturities of short-term investments	234,805	421,493
Purchase of long-term investment	(2,420)	—
Acquisition of business, net of cash acquired	(16,616)	(128,387)
Acquisition of property and equipment and other long-term assets	(4,884)	(2,519)
Acquisition of intangible assets	(1,000)	—
Net cash used in investing activities	$(4,142)	$(58,133)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	7,482	3,580
Proceeds from issuance of common stock related to employee stock purchase plan	3,823	3,649
Excess tax benefits from employee stock-based compensation	—	7,468
Treasury stock - repurchase of stock	(28,854)	(110,750)
Net cash used in financing activities	$(17,549)	$(96,053)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	$(122)	$—
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(5,184)	$(140,086)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	178,217	253,713
Balance at end of period	$173,033	$113,627

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	July 31,		Three Months Ending
	2015	2014	October 31, 2015
	(In thousands)		(In millions)
Net Income	$8,339	$9,307	$5 - $7
Add back:
Depreciation & amortization	4,374	3,540	$4 - $5
Interest income & expense, other	3,910	1,001	$4
Provision (Benefit) for income tax	7,722	7,299	$5 - $6
EBITDA	24,345	21,147	$18 - $22
Earn-outs and changes in fair value of earn-outs	998	0	$1 - $2
Stock-based compensation	7,081	8,722	$7 - $8
Adjusted EBITDA	$32,424	$29,869	$27 - $30
Litigation expenses	619	1,235	$1 - $2
Litigation proceeds (past damage awards)	0	0	$0
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$33,043	$31,104	$28 - $31
EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA adjusted for acquisition related charges for retention earn-outs payable to former shareholders of the business we acquired and changes in fair value of acquired business' performance related earn-outs, and stock-based compensation. TiVo’s “Adjusted EBITDA excluding litigation expenses and proceeds (past damage awards)” is Adjusted EBITDA less litigation related expenses and litigation proceeds attributable to past damage awards, but includes litigation proceeds recognized as technology licensing revenue. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenue from IP settlements nor the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
NON-GAAP NET INCOME RECONCILIATION
Three Months Ended
July 31, 2015
(In thousands)
Net Income	$8,339
Add back:
Cubiware related depreciation & amortization and transfer taxes, net of tax	693
Earn-outs and changes in fair value of earn-outs	998
Interest expense on 2021 convertible notes, net of tax	1,847
Non-GAAP Net Income	$11,877

Non-GAAP Net Income. TiVo's "Non-GAAP Net Income" means Net Income plus Cubiware related depreciation & amortization, net of tax, Cubiware related transfer taxes, net of tax, earn-outs and changes in the fair value of earn-outs associated with the Cubiware acquisition and interest expense on our convertible notes due 2021. We have excluded the Cubiware related depreciation & amortization, transfer taxes and earn-outs and the interest expense on our convertible notes due 2021 because neither of these were present in the three months ended July 31, 2014. Non-GAAP Net Income is not a measure of financial performance under GAAP. We have presented Non-GAAP Net Income solely as supplemental disclosure because we believe some investors will find it useful to compare the operating performance of the business over the two periods without these expenses. A limitation associated with this non-GAAP measure is that it does not include the interest expense associated with our recent convertible notes financing or any Cubiware related depreciation & amortization, transfer taxes and earn-outs associated with our acquisition of Cubiware, but does include the revenue related to Cubiware. Non-GAAP Net Income is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

	Three Months Ended
(Subscriptions and Households in thousands)	Jul 31, 2015	Jul 31, 2014
TiVo-Owned Gross Additions:	37	27
Net Additions/(Losses):
TiVo-Owned	(3)	(20)
MSOs	284	283
Total Net Additions/(Losses)	281	263
Cumulative Subscriptions:
TiVo-Owned	941	937
MSOs	5,097	3,867
Total Cumulative Subscriptions	6,038	4,804
Average Subscriptions:
TiVo-Owned Average Subscriptions	943	946
MSO Average Subscriptions	4,951	3,727
Total Average Subscriptions:	5,894	4,673
Total MSO Households	4,286	3,391
MSO Average Households	4,180	3,283
TiVo-Owned Fully Amortized Active Product Lifetime Subscriptions	150	159
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	44%	49%
Subscriptions and Households. Management reviews the number of subscriptions and households, and believes they may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our TiVo-Owned and MSO Subscription and MSO Household bases as of July 31, 2015 compared to July 31, 2014. The TiVo-Owned Subscription lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices (such as a DVR or

TiVo Mini) and for which TiVo incurs acquisition costs. The MSO Subscription lines refer to subscriptions sold to consumers by MSOs such as Cogeco, Com Hem, Mediacom, ONO, RCN, Suddenlink, and Virgin, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the average monthly subscriptions for the quarter, the total MSO households and the MSO average households for the quarter, the number of fully amortized active product lifetime subscriptions, and percent of TiVo-Owned Subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or a non-DVR device such as a TiVo Mini for which (i) a consumer has paid or committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned Subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned Subscriptions may be present in a single household. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household. TiVo-Owned Subscriptions currently pay for the TiVo service on a recurring payment plan (such as a monthly or annual payment plan) or on a one-time basis for the life of TiVo-enabled device (product lifetime subscriptions). Beginning in October 2014, each TiVo Mini device sale includes a product lifetime subscription for that TiVo Mini device, which have much lower average revenues than DVRs. Sales of the TiVo Mini device began in March 2013. TiVo Mini represented 12% and 4% of cumulative TiVo-Owned Subscriptions as of July 31, 2015 and 2014, respectively. Increasing sales of TiVo Minis have helped slow, and in some quarters, reverse declines in our cumulative TiVo-Owned Subscriptions and increased the number of subscriptions (devices) per TiVo-Owned household.  This trend has resulted in a slower rate of decline in the total number of TiVo-Owned households. The increase in TiVo-Owned Subscriptions in the quarter and the decrease in the net loss of TiVo-Owned Subscriptions in the quarter were based primarily on changes in our whole-home pricing, including the bundling of product lifetime subscriptions with each TiVo Mini device, and the continued launch of our TiVo OTA (over-the-air) product. Subscriptions do not include soft-clients (i.e. iPad application or web portal) or digital tuning adapter users. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact with the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total.
We define a "household" as one or more devices associated with the same contract or customer number. We currently do not report TiVo-Owned households as we currently receive incremental revenue for each new TiVo-Owned Subscription in the TiVo-Owned business whereas, in some cases, our MSO customers pay us on a per household basis. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household.
We calculate average subscriptions for the period by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate the average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We calculate Average MSO Households for the period by adding the average households for each month and dividing by the number of months in the period. We calculate the average households for each month by adding the beginning and ending households for the month and dividing by two. We are not aware of any uniform standards for defining subscriptions or households and caution that our presentation may not be consistent with that of other companies. Additionally, the fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, household or a TiVo-enabled device which may not be consistent with how we define a subscription or household for our reporting purposes nor be representative of how such fees are calculated and paid to us by our MSOs. Our MSO Subscription and MSO Household data is dependent in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
TiVo-Owned Churn Rate	2015	2014
	(In thousands, except churn rate per month)
Average TiVo-Owned Subscriptions	943	946
TiVo-Owned Subscription cancellations	(40)	(47)
TiVo-Owned Churn Rate per month	(1.4)%	(1.6)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned Subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned Subscription cancellations in the period divided by the Average TiVo-Owned Subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned Subscriptions for the period by adding the average TiVo-Owned Subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned Subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2015	2014	2015	2014
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,117	$1,212	$8,997	$11,383
Hardware revenues	(20,358)	(25,232)	(95,501)	(104,188)
Less: MSOs'-related hardware revenues	16,271	20,234	73,033	74,523
Cost of hardware revenues	20,185	22,524	95,973	98,468
Less: MSOs'-related cost of hardware revenues	(12,625)	(14,805)	(57,785)	(56,946)
Total Acquisition Costs	4,590	3,933	24,717	23,240
TiVo-Owned Subscription Gross Additions	37	27	171	141
Subscription Acquisition Costs (SAC)	$124	$146	$145	$165
Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned Subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.
TiVo-Owned Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors in order to evaluate the potential of our subscription base to generate service revenues. Investors should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.
We calculate TiVo-Owned service revenues by subtracting MSOs'-related service revenues and Media services and other service revenues (includes Advertising, Research, Cubiware revenues, and Digitalsmiths' revenues), from our total reported net Service and Software revenues. The table below provides a more detailed breakdown of our

Service and Software revenues, and reconciles to our total Service and Software revenues in our Statement of Operations as reported (or previously reported):

	Three Months Ended July 31,
Service and Software Revenues	2015	2014
	(In thousands)
TiVo-Owned-related service revenues	$20,945	$22,388
MSOs'-related service revenues	15,285	10,328
Media services and other service and software revenues	6,868	4,193
Total Service and Software Revenues	$43,098	$36,909
We calculate ARPU per month for TiVo-Owned Subscriptions by taking total reported net TiVo-Owned service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned Subscriptions for the period, calculated as described above for churn rate. The following table shows this calculation:

	Three Months Ended July 31,
TiVo-Owned Average Revenue per Subscription	2015	2014
	(In thousands, except ARPU)
TiVo-Owned-related service revenues	20,945	22,388
Average TiVo-Owned revenues per month	6,982	7,463
Average TiVo-Owned Subscriptions per month	943	946
TiVo-Owned ARPU per month	$7.40	$7.89

Technology Revenues. Revenue and cash from the contractual minimums (i.e. the following amounts do not include any additional revenues from our AT&T agreement) under our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility through July 31, 2015 have been:

	Technology Revenues	Cash Receipts
Fiscal Year Ended January 31,	(In thousands)
2012	35,275	117,679
2013	76,841	86,356
2014	136,532	464,725
2015	169,641	83,579
Six month period from February 1, 2015 to July 31, 2015	85,715	58,456
Total	$504,004	$810,795
Based on current GAAP, revenue and cash from the contractual minimums under all our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility is expected to be recognized (revenues) and received (cash) for the remainder of the fiscal year 2016 and on an annual basis for the fiscal years thereafter as follows:

	Technology Revenues	Cash Receipts
	(In thousands)
Six month period from August 1, 2015 - January 31, 2016	85,847	25,123
Fiscal Year Ending January 31,
2017	173,129	83,579
2018	174,411	83,579
2019	88,629	31,139
2020	1,855	—
2021-2024	6,388	—
Total	$530,259	$223,420